CHANGE IN TERMS AGREEMENT

64: Principal = $3,332,939.57	'Loan Date 03-24-2003	Maturity '04-10-2003	Loan No. 0400706081	Cil/Coll 016/1111	Account 120144	Officer 019	Initials

'References in the shaded area are for the Lender’s use only and do not limit the applicability of this document to any particular loan or time.  Ay item above containing “*” has been omitted due to text length limitations.

Borrower:

FAFCO, INC.

435 OTTERSON DRIVE CHICO, CA 95928

; fLender:

Butte Community Bank CHICO OFFICE

2041 FOREST AVE CHICO, CA 95928

Principal Amount: $3,332,939.57 Interest Rate: 6.750% Date of Agreement: March 24, 2003

DESCRIPTION OF EXISTING INDEBTEDNESS. THIS IS A FIXED RATE [8.000%] NONDISCLOSABLE BALLOON LOAN TO A CORPORATION FOR $3,400,000.00 DUE ON JUNE 10, 2005.

DESCRIPTION OF COLLATERAL= '. 1 ST D/T 435 OTTERSON DRIVE, CHICO, CA 95928.

DESCRIPTION OF CHANGE IN TERMS EXTEND MATURITY DATE FROM JUNE 10, 2005 TO APRIL 10, 2008, ON THE CURRENT PRINCIPAL BALANCE OF $3,332,939.57, WITH 60 PAYMENTS OF PRINCIPAL AND INTEREST IN THE AMOUNT OF $22,312.00, AND 1 FINAL PAYMENT OF ALL PRINCIPAL AND INTEREST DUE. CHANGE INTEREST RATE FROM 8.000% TO 6.750% FIXED. ALL OTHER TERMS AND CONDITIONS ARE TO REMAIN THE SAME.

PROMISE TO PAY FAFCO, INC. ("Borrower") promises to pay to Butte Community Bank {"Lender"), or order, In lawful money of the United States of America, the principal amount of Three Million Three Hundred Thirty-two Thousand Nine Hundred Thirty-nine & 57/100 Dollars ($3,332,939.57), together with Interest at the rate of 6.750% on the unpaid principal balance from March 24, 2003, until paid in full.

PAYMENT Borrower will pay this loan In 60 regular payments of $22,312.00 each and one Irregular last payment estimated at $3,104,763.26. Borrower's first payment is due April 10, 2003, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on April 10, 2008, and will be for all principal and all accrued interest not yet paid. Payments include principal and Interest. Interest on this Agreement Is computed on a 365/360 simple Interest basis; 1hat Is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balanced, multi piled by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other pi ace as Lender may designate in writing.

PREPAYMENT; Minimum INTEREST CHARGE. In any event, even upon full prepayment of this Agreement, Borrower understands that Lender Is entitled to a minimum interest charge of $50.00. Other than Borrower's obligation to pay any minimum Interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, Including any check or other payment Instrument that indicates that the payment constitutes "payment In full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Butte Community Bank, NOTE DEPARTMENT, 1390 RIDGEWOOD DRIVE CHICO, CA 95973.

LATE CHARGE.If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment.

INTEREST AFTER DEFAULT .. Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, the total sum due under this Agreement will bear interest from the date of acceleration or maturity at the interest rate on this Agreement.

DEFAULT>. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Borrower falls to make any payment when due under the Indebtedness.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in

Any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

InsolvencyThe dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver

For any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture ProceedingsCommencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help,

Repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Indebtedness. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of The creditor or forfeiture proceeding end if Borrower gives Lender written notice of the creditor or forfeiture proceeding end deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, In an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting GuarantorAny of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the Indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantor's estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, In doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent {25%) or more of the common stock of Borrower. Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness Is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure ProvisionsIf any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same

Provision of this Agreement within the preceding twelve (12) months, it may be cured (and no even! o~ default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) Ii the cure requires more than fifteen (15) days, immediately Initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS .. Upon default, Lender may declare the entire unpaid principal balance on this Agreement and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay. Borrower will pay

Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW This Agreement will be governed by, construed and enforced In accordance with federal law and the laws of the Stale of California. This Agreement has been accepted by Lender In the Stale of California.

CHOICE OF VENUEIf there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of BUTTE County, State of California.

DISHONORED ITEM FEE Borrower will pay a fee to Lender of $10.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

COLLATERAL Borrower acknowledges this Agreement is secured by the following collateral described In the security instrument listed herein: a Deed of Trust dated March 24, 2003, to a trustee in favor of Lender on real property located in BUTTE County, Stale of California. That agreement contains the following due on sale provision: Lender may, at Lender's option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer. Without Lender's prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A "sale or transfer" means the conveyance of Re~1 Properly or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or Involuntary; whether by outright sale, deed, Installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Properly, or by any other method of conveyance of an interest in the Real Properly. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than Twenty-five percent (25%) of the voting stock, partnership interests or Limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

'Continuing Validity. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). II is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionality, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

Successors and Assigns Subject to any limitations stated in this Agreement on transfer of Borrower's interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. If ownership of the Collateral becomes vested in a person other than Borrower, Lender, without notice to Borrower, may deal with Borrower's successors with reference to this Agreement end the Indebtedness by way of forbearance or extension without releasing Borrower from the obligations of this Agreement or liability under the indebtedness.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES.Please notify us if we report any inaccurate Information about your account(s) to a consumer-reporting agency. Your written notice describing the specific inaccuracy (ies) should be sent to us at the following address: Butte Community Bank, CHICO Office, 2041 FOREST AVE, Chico, CA 95928

Miscellaneous ProvisionsLender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Borrower and any other person who signs, guarantees or endorses this Agreement, to The extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

CIT SIGNERS:

FAFCO. INC.